CONCENTRIC NETWORK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,

	1997	1998	1999

Revenue	$45,457	$82,807	$147,060

Costs and expenses:

Cost of revenue	61,439	85,352	133,922

Development	4,850	7,734	10,907

Marketing and sales, including $2,600, $1,085 and $750 to a related party for the years ended December 31, 1997, 1998 and 1999, respectively	24,622	39,793	54,288

General and administrative	4,790	10,398	15,441

Amortization of goodwill and other intangible assets	—	3,842	7,913

Acquisition-related charges	—	1,291	—

Write-off of in-process technology	—	5,200	—

Total costs and expenses	95,701	153,610	222,471

Loss from operations	(50,244)	(70,803)	(75,411)

Other income (expense)	1,233	(750)	(663)

Interest income	1,217	9,975	13,558

Interest expense, including $6,197 and $1,272 to related parties for the years ended December 31, 1997 and 1998, respectively	(7,788)	(23,570)	(22,569)

Loss before extraordinary item	(55,582)	(85,148)	(85,085)

Extraordinary gain on early retirement of debt	—	3,042	—

Net loss	(55,582)	(82,106)	(85,085)

Preferred stock dividends and accretion	—	(11,958)	(26,697)

Net loss attributable to common stockholders	$(55,582)	$(94,064)	$(111,782)

Net loss per share (pro-forma 1997, historical 1998 and 1999)

Loss before extraordinary item	$(2.82)	$(2.93)	$(2.10)

Extraordinary gain	—	.11	—

Net loss	(2.82)	(2.82)	(2.10)

Preferred stock dividends and accretion	—	(.41)	(.66)

Net loss per share attributable to common stockholders	$(2.82)	$(3.23)	$(2.76)

Shares used in computing net loss and net loss attributable to common stockholders per share (pro-forma 1997, historical 1998 and 1999)	19,744	29,094	40,473

See accompanying notes.